State of Delaware
Secretary of State
Division of Corporations
Delivered 03:35 PM 02/18/2010
FILED 03:36 PM 02/18/2010
SRV 100166385 - 4314745 FILE

STATE OF DELAWARE

WRITERS' GROUP FILM CORP.

CERTIFICATE OF DESIGNATIONS
Preferred Stock Class:
Series A
Series B
Series C

The corporation, organized and existing under, and by virtue of the General Corporation Law of, the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Writers' Group Film Corp.:

RESOLVED, that a Certificate of Designations for all three series of the Preferred Stock Class is adopted as follows:

CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

1.1 DESIGNATION. One hundred thirty million (130,000,000) shares of Series A Preferred Stock, par value $0.00001 per share, are designated (the "Series A Preferred Stock" or "Series A Preferred Shares").

1.2 CONVERSION RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

b. Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion]

1.3 ISSUANCE. Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

$$\sum_{i=1}^{n} x_i = \text{number of shares of Series A Preferred Stock to be issued}$$

where $X_1 + X_2 + X_3 \ldots + \ldots X_n$ represent the discrete notes and other obligations owed the lender (holder), which are being retired.

1.4 VOTING RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

1.5. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.